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                                                                    EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the registration statement on Form S-1 of Agere Systems Inc. of our report dated May 26, 1999, except Note 12 which is as of June 2, 1999, with respect to the consolidated balance sheets of Ortel Corporation and subsidiaries as of April 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended April 30, 1999 and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP

Los Angeles, California

March 15, 2001